Exhibit 99.1

Combination of Max Capital and Harbor Point creates ALTERRA CAPITAL

Closing of merger of equals creates a global leader in specialty insurance and reinsurance with $3 billion in capital

HAMILTON, Bermuda, May 12, 2010 — Alterra Capital Holdings Limited (“Alterra”) today announced the closing of a merger of equals between Max Capital Group Ltd. (“Max”) and Harbor Point Limited (“Harbor Point”) to form Alterra. The closing of the merger follows receipt of all necessary regulatory approvals, as well as approval of the transaction by the respective shareholders of Max and Harbor Point on April 29, 2010.

At the open of business tomorrow, May 13, 2010, Alterra will begin trading on the NASDAQ Global Select market under the symbol ALTE and on the Bermuda Stock Exchange under the symbol ALTE.BH. Trading of Alterra common shares under the previous ticker symbols (NASDAQ: MXGL; BSX: MXGL.BH) will be discontinued at that time.

“We are very pleased to introduce Alterra as a formidable player in the global insurance and reinsurance marketplace,” said W. Marston (Marty) Becker, President and Chief Executive Officer. “Alterra itself means ‘high ground’ – a fitting name for a company that will be a provider of superior security and a market leader at the pinnacle of our industry. With approximately $3 billion in capital, Alterra has the kind of strength and scale that will drive results – both by supporting our proven, profitable worldwide underwriting platforms, and by allowing more effective capital management at the enterprise level.”

John R. Berger, Chief Executive Officer of Reinsurance for Alterra and Vice Chairman of the Board of Directors, said “In addition to the financial strength and flexibility that comes from our larger capital base and more diversified and balanced book of business, Alterra’s clients and shareholders should benefit greatly from the impressive set of underwriting and risk management resources we have assembled around the world. Our combined human capital is terrific. We believe we have every meaningful advantage a company in our business can have.”

“One of Alterra’s greatest assets is the solid track record of its new management team,” said Michael O’Reilly, Alterra’s non-executive Chairman. “Alterra’s clients, partners and shareholders can be confident that the company has the resources in place to consistently execute its business strategy, respond to market needs, and take full advantage of opportunities as they arise.”

Mr. Becker added, “John and I would like to express our appreciation for the hard work of our employees – who have been instrumental not only in building our business lines to where they are today, but also in making Alterra come together for the benefit of all of our stakeholders. I believe both Max and Harbor Point had well-earned reputations for consistently providing superior and valuable service to business partners, and Alterra is committed to continuing, without interruption, these same high standards in the months and years ahead.”

Pursuant to the terms of the amalgamation agreement, holders of Harbor Point common shares have received a fixed exchange ratio of 3.7769 Max common shares for each Harbor Point common share. In addition, the Alterra Board of Directors expects to declare a special cash dividend of $2.50 per share to all shareholders of Alterra (approximately $300 million in total).

Alterra has commenced the processes necessary to change the names of its subsidiaries to include “Alterra.” Until those processes are completed, operating subsidiaries will continue to do business under their existing Max or Harbor Point names, as applicable.

Additional information about Alterra can be found on Alterra’s new web site, www.alterracap.com.

About Alterra Capital Holdings Limited

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers, and life and health insurers. Alterra was formed in 2010 by the merger of Max Capital Group Ltd. and Harbor Point Limited.

Cautionary Note Regarding Forward-Looking Statements

This press release may include forward-looking statements that reflect Alterra’s current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and you should not place undue reliance on any such statements.

Alterra believes that these factors include, but are not limited to, the following: (1) the adequacy of loss reserves and the need to adjust such reserves as claims develop over time; (2) the failure of any of the loss limitation methods employed; (3) the effects of emerging claims and coverage issues; (4) changes in general economic conditions, including changes in capital and credit markets; (5) the effect of competition and cyclical trends, including with respect to demand and pricing in the insurance and reinsurance markets; (6) any lowering or loss of financial ratings; (7) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding expectations; (8) the loss of business provided to Alterra by its major brokers; (9) the effect on Alterra’s investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors; (10) tax and regulatory changes and conditions; (11) the integration of Max and Harbor Point or new business ventures Alterra may enter into; and (12) retention of key personnel, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Max’s most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Alterra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alterra or its business or operations. Alterra undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE: Alterra Capital Holdings Limited

CONTACTS:

Susan Spivak Bernstein, 1-212-898-6640

Senior Vice President

susan.spivak@maxcapservices.com

or

Kekst and Company

Roanne Kulakoff or Peter Hill, 1-212-521-4800

roanne-kulakoff@kekst.com / peter-hill@kekst.com